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                                                                      Exhibit 11

                    THE LIBERTY CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED EARNINGS PER SHARE COMPUTATION

                                                      Three Months Ended
                                                           March 31,
                                                 ----------------------------
                                                     1998            1997
                                                 ------------    ------------
                                                          (Unaudited)
NUMERATOR:

   Net Income                                    $ (2,423,000)   $ 15,867,000

   Preferred Stock Dividends                         (676,000)       (923,000)
                                                 ------------    ------------
   Numerator for basic earnings per share -
     income available to common shareholders       (3,099,000)     14,944,000

   Effect of Dilutive securities:

   Stock Options                                           --              --
   Redeemable Preferred Stock                              --         661,000
   Convertible Preferred Stock                             --         262,000
                                                 ------------    ------------

Numerator for diluted earnings per share         $ (3,099,000)   $ 15,867,000
                                                 ============    ============



DENOMINATOR:

Denominator for basic earnings per share -
     weighted average shares                       20,161,000      20,235,000

   Effect of Dilutive securities:

   Stock Options                                           --         208,000
   Redeemable Preferred Stock                              --       1,259,000
   Convertible Preferred Stock                             --         600,000
                                                 ------------    ------------

Denominator for diluted earnings per share -
     weighted average shares plus assumed
     conversions                                   20,161,000      22,302,000
                                                 ============    ============

Basic Earnings Per Share                         $      (0.15)   $       0.74
                                                 ============    ============
Diluted Earnings Per Share                       $      (0.15)   $       0.71
                                                 ============    ============